Exhibit 10.21
Primo Water Corporation
Non-Employee Director Compensation Policy
The purpose of this Non-Employee Director Compensation Policy (this “Policy”) of Primo Water Corporation, a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Company or its subsidiaries, while at the same time preserving the Company’s cash.
In furtherance of the purposes stated above, all non-employee directors shall be paid compensation for services provided to the Company comprised of restricted stock and stock options as follows:
On the date of each annual meeting of the Company’s stockholders following the Effective Date (defined below), each non-employee director shall be granted an annual retainer in restricted common stock of the Company (“Restricted Stock”) and options to purchase common stock of the Company (“Options”) having an aggregate value equal to $75,000. The Restricted Stock and the Options shall each have a value of $37,500 on the date of the grant.
Valuation of the Restricted Stock, and the number of shares of Restricted Stock to be granted each year, shall be determined based on the closing sale price of the Company’s common stock on the date of grant. Valuation of the Options, and the number of Options to be granted each year, shall be determined based on the Black—Scholes value of an Option measured as of the close of business (post-market closing) on the date of grant.
Any director who is initially appointed or elected to the board of directors other than at the annual meeting of stockholders will receive a grant of Restricted Stock and Options upon such appointment or election calculated on a pro rata basis based upon the period between the date of such appointment or election and the anticipated date of the next annual meeting of stockholders.
Each grant of Restricted Stock and Options under this Policy shall be made pursuant to the Company’s 2010 Omnibus Long-Term Incentive Plan (the “Plan”).
Each grant of Restricted Stock and Options under this Policy shall vest in full one year and one day from the date of grant. Vesting shall be accelerated upon a “Change in Control,” as that term is defined in the Plan. All vesting of the Restricted Stock and Option grants described in this Policy shall immediately cease upon cessation of service as a director for any reason.
The foregoing compensation is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the board.
This Policy shall become effective on the date of the closing of Company’s initial public offering (the “Effective Date”).